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                               FIRST AMENDMENT TO
                                LETTER OF INTENT


             This First Amendment (this "Amendment") to that certain letter of intent, dated June 6, 1997, by and among TRANSCRYPT INTERNATIONAL, INC., EFJ PARTNERS, E.F. JOHNSON COMPANY, E.F. JOHNSON COMMUNICATIONS, INC. AND E.F. JOHNSON INTERNATIONAL, INC. (collectively, the "Parties") is dated as of June 11, 1997.


                                 R E C I T A L S

             WHEREAS, the Parties entered into a letter of intent dated June 6, 1997 (the "Letter");

             WHEREAS, the Parties have determined that certain changes should be made to provisions and certain annexes referenced in the Letter in order to reflect the intentions of the Parties and otherwise effect its purposes; and

             WHEREAS, the Parties now desire to modify certain provisions and annexes referenced in the Letter in accordance herewith (all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter).

             NOW, THEREFORE, on the basis of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Letter is hereby amended as follows:

1. "Annex C" to the Letter shall be replaced in its entirety by the attachment to this Amendment labeled "Annex C", and "Annex D" to the Letter shall be replaced in its entirety by the attachment to this Amendment labeled "Annex D." Therefore, all references in the Letter to "Annex C" and "Annex D", including but not limited to the references thereto contained in Section 4(a) of the Letter, shall refer to the form of "Annex C" and "Annex D" attached hereto.

2. The first clause of the first sentence of paragraph 4(a) of the Letter shall be replaced to read as follows: "Prior to 12 noon, e.s.t., on Thursday, June 12, 1997, unless such date is extended by mutual agreement of EFJ and TRII, Purchaser ..."

3. The Parties acknowledge that the amounts to be paid to Noram and Intek in connection with the Acquisition have not yet been finally determined. The Parties agree that, notwithstanding the amounts that will eventually be paid to Noram and Intek in connection with the Acquisition, the Purchase Price shall not increase above $34,000,000.

4 All other provisions of the Letter shall remain in full force and effect. This Amendment,


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         together with the Letter, contains the entire agreement of the parties with respect to the subject matter contained in the Letter and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

5. In the event that there are any terms and conditions of the Letter which conflict with the terms and conditions of this Amendment, the terms and conditions of this Amendment shall supersede such terms and conditions of the Letter.


         IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

TRANSCRYPT INTERNATIONAL, INC.

By:       /s/ John T. Connor
     -----------------------------------
Name:     John T. Connor
Title:    Chief Executive Officer


E.F. JOHNSON COMPANY
E.F. JOHNSON COMMUNICATIONS, INC.
E.F. JOHNSON INTERNATIONAL, INC.

By:       /s/ William Weksel
     -----------------------------------
Name:     William Weksel
Title:

SOLE STOCKHOLDER OF
E.F. JOHNSON COMPANY

EFJ PARTNERS

By:       /s/ William Weksel
     -----------------------------------
          A general partner


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